Abu Dhabi Investment Authority SC 13D/A

Exhibit 99.4

LOCK-UP AGREEMENT

March 1, 2023

Alight, Inc.
4 Overlook Point
Lincolnshire, Illinois 60069

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

As Representatives of the Several Underwriters

Ladies and Gentlemen:

The undersigned understands that J.P. Morgan Securities LLC and BofA Securities, Inc. as representatives (the “Representatives”) of the several underwriters (the “Underwriters”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Alight, Inc. (the “Company”), Alight Holding Company, LLC and the selling stockholders named in Schedule I to the Underwriting Agreement (the “Selling Stockholders”), providing for the public offering by the Underwriters, including the Representatives, of Class A common stock, par value $0.0001 per share (the “Common Stock”), of the Company (the “Public Offering”). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Underwriting Agreement.

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned agrees that, without the prior written consent of the Representatives, the undersigned will not, directly or indirectly, (i) offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of Common Stock (including, without limitation, shares of Common Stock of the Company which may be deemed to be beneficially owned by the undersigned currently or hereafter in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), shares of Common Stock which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for Common Stock) or enter into any Hedging Transaction (as defined below) relating to the Common Stock (each of the foregoing referred to as a “Disposition”), or (ii) publicly announce the intention to make such a Disposition during the period specified in the following paragraph (the “Lock-Up Period”). The foregoing restriction is expressly intended to preclude the undersigned from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the undersigned. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

The Lock-Up Period will commence on the date hereof and continue until, and include, the date that is 60 days after the date of the final prospectus relating to the Public Offering.

Notwithstanding anything otherwise to the contrary herein, the foregoing restrictions shall not be applicable to (A) transfers of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock by will or intestacy upon death of the undersigned; (B) transfers of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift or gifts; (C) distributions of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock to the undersigned’s stockholders, partners or members; (D) in connection with the exchange of LLC Units (as defined in the Underwriting Agreement) for shares of Common Stock; (E) transfers of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock to (x) a member or members of the undersigned’s immediate family (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin) or to a trust, the beneficiaries of which are exclusively the undersigned or a member or members of his or her immediate family or (y) a corporation, partnership, limited liability company or other entity that controls or is controlled by, or is under common control with, the undersigned, or is wholly owned by the undersigned and/or by members of the undersigned’s immediate family and any entity directly or indirectly wholly owned by the Government of the Emirate of Abu Dhabi; (F) the transfer of Common Stock to the Company or Alight Holding Company, LLC, a Delaware limited liability company (the “Operating Company”), pursuant to the “cashless” exercise at expiration of options granted pursuant to any employee equity incentive plan of the Company outstanding at or prior to the Closing Date and referred to in the Registration Statement, the General Disclosure Package and the Prospectus (each, an “Incentive Plan”), provided that any filings required to be made with the Commission or other public announcement made regarding the same will indicate that such transactions relate to such “cashless” exercise of options; (G) transfers of Common Stock to the Company or the Operating Company in respect of tax withholding payments due upon the exercise at expiration of options or the vesting of restricted stock grants pursuant to any Incentive Plan, in each case made on a “cashless” basis, provided that any filings required to be made with the Commission or other public announcement made regarding the same will indicate that such transactions relate to such tax withholding payments; (H) the transfer of Common Stock and/or LLC Units to charitable organization transferees or recipients (including any direct or indirect member or partner of the undersigned that receives such shares of Common Stock or LLC Units pursuant to a distribution in-kind to such member or partner and is subject to restrictions requiring such shares of Common Stock and/or LLC Units to be transferred only to charitable organizations pursuant to clause (B) above) in an aggregate amount, together with any such transfers pursuant to any substantially similar lock-up agreement with the Representatives, not to exceed 1.00% of the outstanding shares of Common Stock; (I) the pledge, hypothecation or other granting of a security interest in Common Stock or securities convertible into or exchangeable for shares of Common Stock to one or more lending institutions as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such Common Stock or such securities, provided that the undersigned or the Company, as the case may be, shall provide the Representatives prior written notice informing them of any public filing, report or announcement with respect to such pledge, hypothecation or other grant of a security interest; (J) the entry into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act, and (K)(i) transfers of Common Stock to the Underwriters pursuant to the Underwriting Agreement and (ii) the repurchase by the Company of the undersigned’s Common Stock as described in the prospectus related to the Public Offering, provided that, in the case of clause (J), (i) sales under any such trading plan may not occur during the Lock-Up Period, (ii) the entry into such trading plan is not required to be reported in any public report or filing with the Commission, (iii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such the entry into such trading plan (in the case of (ii) and (iii), other than general disclosure in Company periodic reports to the effect that Company officers may enter into such trading plans from time to time, but that no sales thereunder will occur within the Lock-Up Period), provided, further that, with respect to clauses (B), (C) and (E), it shall be a condition to the transfer that (i) the transferee, donee, distributee or trustee, as the case may be, execute an agreement stating that the transferee is receiving and holding the securities subject to the provisions of this Lock-Up Agreement, (ii) any such transfer shall not involve a disposition for value, other than with respect to any such transfer for which the transferor or distributor receives (a) equity interest of such transferee or (b) such transferee’s interests in the transferor, (iii) the undersigned does not voluntarily effect any public reports or filings regarding such reduction of beneficial ownership of shares of Common Stock, and (iv) if any public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of shares of Common Stock is required to be made during the Lock-Up Period (a) the undersigned shall provide the Representatives prior written notice informing them of such report or filing and (b) such report or filing shall disclose that such transferee, donee, distributee or trustee, as the case may be, agrees to be bound in writing by the restrictions set forth herein.

The undersigned agrees that in order to ensure compliance with this Lock-Up Agreement, the Company may cause the transfer agent for the Company to note stop transfer instructions with respect to any shares of Common Stock or other Company securities for which the undersigned is the record holder or beneficial owner.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

The Underwriters agree that if any Major Holder (as defined below) party to a lock-up agreement in connection with the Public Offering is in any way released from, or receives a waiver of, any of its obligations pursuant to such lock-up agreement (including by amendment to the lock-up agreement or otherwise) (a “Released Party”), the undersigned will be similarly and contemporaneously released or waived from its obligations hereunder (which for the avoidance of doubt will include a release or waiver of the same percent of shares of Common Stock as the percent of shares of Common Stock held by the Released Party that are subject to the release or waiver, with such percentage calculated by reference to the aggregate number of shares of Common Stock beneficially owned by the Released Party and persons or entities, if any, identified as associated with such Released Party in a footnote to the beneficial ownership table under the caption “Selling Stockholders” of the prospectus relating to the Public Offering). The Representatives shall provide at least three business days’ written notice to the Company prior to the effective date of any such release or waiver (such date, the “Release Date”), stating the percentage of shares held by such Released Party to be released, with the understanding that the Company shall use commercially reasonable efforts to notify the undersigned that the same percentage of shares held by the undersigned as is held by the Released Party shall be released from the restrictions set forth herein on the Release Date. For purposes of this Lock-Up Agreement, each of the following persons is a “Major Holder”: each officer and director of the Company and each “Investor,” as such term is defined in the Registration Rights Agreement.

Notwithstanding anything herein to the contrary, if for any reason (i) the Underwriting Agreement does not become effective on or before March 31, 2023, (ii) the Underwriting Agreement shall be terminated prior to the Closing Date or (iii) the Company notifies the Representatives in writing, that the Company does not intend to proceed with the Public Offering, this Lock-Up Agreement shall automatically terminate and be of no further force or effect.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

This Lock-Up Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered bythe U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and all parties hereto agree that neither this Lock-Up Agreement, nor any part thereof, shall be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Public Offering of the Common Stock and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Representatives may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to the undersigned in connection with the Public Offering, the Representatives and the other Underwriters are not making a recommendation to the undersigned to participate in the Public Offering, enter into this Lock-Up Agreement, or sell any shares of Common Stock at the price determined in the Public Offering, and nothing set forth in such disclosures is intended to suggest that the Representatives or any Underwriter is making such a recommendation.

[Signature Page Follows]

Entities
Platinum Falcon B 2018 RSC Limited
Name of Entity
By: /s/ Mohamed Fahed Mohamed Al Mazrouei
Name: Mohamed Fahed Mohamed Al Mazrouei Title: Director By: /s/ Ahmed Salem Abdulla Alneyadi
Name: Ahmed Salem Abdulla Alneyadi Title: Director